Exhibit 33.3

Management’s Assertion of Compliance

Management of the Agency and Trust division of Citibank, N.A. (or “Company”) is responsible for assessing compliance with the servicing criteria specified in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission, relating to the servicing of the Honda Auto Receivables  Owner Trust platform, which is comprised of the Honda Auto Receivables 2007-1 Owner Trust and Honda Auto Receivables 2009-3 Owner Trust asset-backed securities transactions (the “Platform”), as of and for the year ended March 31, 2010.

Management has determined that the servicing criteria in Item 1122(d) of Regulation AB are applicable in regard to the servicing Platform for the period as follows:

Applicable Servicing Criteria:  All servicing criteria set forth in Item 1122(d), to the extent required by Item 1122(d) servicing criteria in regard to the activities performed by the Company, excluding the following servicing criteria: 1122(d)(1)(i)-1122(d)(1)(iv), 1122(d)(2)(i), 1122(d)(2)(iii)-1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-1122(d)(4)(xv) (the “Applicable Servicing Criteria”). With respect to the Platform, servicing criterion 1122(d)(3)(ii) is applicable only as it relates to remittances.

Period: Year ended March 31, 2010 (the “Period”).

With respect to the Platform as of and for the Period, the Company’s management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

•	The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria.

•
The Company’s management has assessed compliance with the Applicable Servicing Criteria.   In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

•	Based on such assessment, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assertion of compliance with the Applicable Servicing Criteria, as of and for the Period.

CITIBANK, N.A.

By:	/s/ Karen Montbach

Its:	Managing Director

Dated:	May 28, 2010